Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and in the prospectus supplement to the prospectus dated November 19, 2009 included in such Registration Statement of TD AMERITRADE Holding Corporation for the registration of senior debt securities and related guarantees, and to the incorporation by reference therein of our report dated November 13, 2009, with respect to the consolidated financial statements of TD AMERITRADE Holding Corporation and the effectiveness of internal control over financial reporting of TD AMERITRADE Holding Corporation, included in its Annual Report on Form 10-K for the year ended September 30, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
November 17, 2009